Exhibit 99.2

MIVA, Inc. Q2 2008 Earnings Call Script

Sloan Gaon

Thank you and good afternoon. Welcome to MIVA’s second quarter financial results conference call. Joining me on the call today are Chief Executive Officer Peter Corrao, and Chief Financial Officer and Chief Operating Officer, Lowell Robinson.

I’d like to remind everyone that today’s comments include forward-looking statements.  These statements are subject to risks and uncertainties that may cause actual results and events to differ materially from those expressed in the forward-looking statements.  These risks and uncertainties will be outlined at the end of this conference call, and are also detailed in MIVA’s filings with the Securities and Exchange Commission.

To begin, let’s review how we measure our financial performance. In addition to the standard GAAP measurements, we utilize certain profitability based metrics to evaluate our period to period and year-over- year performance. They are: Adjusted EBITDA, Adjusted net income/loss and Adjusted net income/loss per share.

We believe that “Adjusted EBITDA”, “Adjusted net income/loss” and “Adjusted net income/loss per share” provide meaningful measures for comparison of the Company’s current and projected operating performance with its historical results due to the significant increase in non-cash amortization that began in 2004 primarily due to certain intangible assets resulting from mergers and acquisitions. MIVA defines Adjusted EBITDA as EBITDA (earnings before interest, income taxes, depreciation, and amortization) plus non-cash compensation expense and plus or minus certain identified revenues or expenses that are not expected to recur or be representative of future ongoing operation of the business. MIVA uses Adjusted EBITDA as an internal measure of its business and believes it is utilized as an important measure of performance by the investment community. MIVA sets goals and awards bonuses in part based on performance relative to Adjusted EBITDA. MIVA defines Adjusted net income/loss as net income/loss plus amortization and non-cash compensation expense, plus or minus certain identified revenues or expenses that are not expected to recur or be representative of future ongoing operation of the business, in each case including the tax effects (if any) of the adjustment.  MIVA defines Adjusted net income/loss per share as the Adjusted net income/loss, as previously described, divided by the average basic or fully-diluted number of outstanding shares of MIVA common stock over the reported period.

For a detailed review of our second quarter results, including the corresponding GAAP financial measures and a reconciliation of our non-GAAP financial measures to GAAP financial measures, please refer to the press release we issued today, and to our Form 10-Q to be filed with the Securities and Exchange Commission.

To comply with the SEC’s guidance on “fair and open disclosure,” we have made this conference call publicly available via audio webcast through the investor relations section of our website  and a replay of the conference call will be available for 90 days after the call.  I’d now like to turn the call over to our CEO, Peter Corrao. Peter?

Peter Corrao:

Thank you Sloan

Good afternoon everyone and welcome to today’s conference call, we appreciate having you on the call with us.

Before taking you through a summary of the 2nd quarter, I want to start this afternoon by taking a moment to talk about the $1.20 per share proposal we received from blinkx Plc on Friday of last week. After careful review and consideration, our board of directors has rejected the unsolicited proposal on the grounds that it significantly undervalues MIVA’s assets. We strongly believe that this proposal, as currently constituted, is not in the best interests of the company and our shareholders.

Moving on now to talk about the second quarter. Q2 was an important quarter that saw us not only undertake a significant restructuring program across the business, but also make encouraging progress in the growth initiatives that we are working towards across both our Direct and Media operations. Initiatives like the roll-out of our ALOT toolbar brand, which continues to out-monetize our legacy brand by over 50%; the development of our new customizable homepage product, which launched in beta in July and should open up a broad range of new advertising opportunities; the continued expansion of destination sites like Spill.com, where we saw record growth over the last quarter; and the ongoing development of our new ad platform, which we believe will increase cost efficiencies and revenue across our MIVA Media business and is on track for a US release in Q4 2008.

Before updating you on these individual initiatives in more detail, I want to start by discussing the restructuring plan we undertook over the quarter. On June 17, we initiated a reduction in headcount across the company of 15% and also initiated the planned closure of our Italian MIVA Media operation. We expect this restructuring program will deliver annualized savings of approximately $4 million against a one-time cost of approximately $1 million, which includes Italy being treated as a discontinued operation.

We are continuing to evaluate our options for the EU Media business. However, we anticipate reducing our total company ongoing operational losses, of which a majority currently reside within our EU Media operations, through possible additional restructurings across our EU operations, which could include further office closures and consolidations. We also anticipate additional corporate cost reductions. With these restructurings and continued focus on our growth initiatives, we anticipate reaching profitability in 2009.

I’m now going to spend some time now talking about the three different divisions of our business, highlighting the successes we’ve had over the 2nd quarter and talking about some of the growth opportunities that we are working towards. As a reminder, our business is currently split over the following three divisions:

One: MIVA Direct, the division that includes our higher margin and expanding ALOT brand and our portfolio of destination sites;

Two: MIVA Media US, our US ad network that we believe has stabilized over the last 3 quarters and within which we are developing our new technology platform, for release in Q4 2008;

Three: MIVA Media EU: our EU network that has continued to face challenges over recent quarters and where we will be looking closely at further consolidation over the coming quarter.

Additionally there is MIVA Corporate, within which we continue to try to realize additional cost savings.

Looking at these divisions in detail. First, MIVA Direct. Over the 2nd quarter we continued to focus on the roll-out of our ALOT toolbar and homepage brand. Our ALOT toolbar user base grew to 2.9 million at the end of Q2 2008, a 37% increase compared to the end of Q1 2008. This was countered by the continued and contemplated decline in the user base of our lower value, legacy toolbar brand.

Overall, we ended the quarter with a total toolbar user base of 6.3 million, a marginal decrease from the 6.5 million users we reported on 31 March 2008. Our average total toolbar user base in Q2 2008 was 6.2 million, compared to 6.9 million in Q1 2008. This decrease can be attributed primarily to the marketing issues that we faced throughout Q1 and the early part of Q2. By marketing issues, we mean our ability to cost effectively acquire new toolbar users through different channels. These marketing issues resulted in us losing users of our legacy toolbar brand faster than we could replace them with new, more valuable ALOT toolbar users and were the main factors behind the decline in MIVA Direct’s revenues from $12.1 million in Q1 2008 to $10.3 million in Q2 2008. We anticipated Q2 2008 being a trough as we continued our transition to the ALOT brand.

I’m pleased to announce that now, through a combination of product enhancements and ongoing optimizations with our marketing partners, these marketing issues appear to be behind us. After a decline in our overall toolbar user base throughout Q1 and early Q2, we saw a strong return to growth in the latter part of the second quarter and, encouragingly, this level of growth has been sustained into the third quarter. On July 15th we announced that our ALOT toolbar user base grew to 3.4 million and, for the first time, ALOT toolbar users now outnumber users of our legacy brand. Reaching this inflection point is significant for two reasons. One: ALOT toolbar users are over 50% more valuable than users of our legacy brand; and two: ALOT has a 12% better retention rate than our legacy brand.

Over the 2nd quarter we have continued with the vertical expansion of our ALOT toolbars as well as our ongoing focus to forge agreements with third party channel partners. During the quarter we increased the number of toolbars in our portfolio to 34 and also announced an agreement with Reader’s Digest to produce and market a co-branded toolbar. We intend to continue to focus on this strategy over the coming quarter to help expand our potential customer base and open up further marketing opportunities.

So, today within MIVA Direct, we’re in a position where our higher value ALOT toolbar brand now makes up over 50% of our total users; and we have returned to growth in our overall customer base following the resolution of the marketing issues I discussed earlier. To help further shore up our marketing strategy, we have appointed Mark Ribaudo as our new VP of Direct Marketing. Mark has an impressive track record in online customer acquisition and is already proving himself to be a valuable addition to our team in MIVA Direct.

The other component to the ALOT brand is our ALOT homepage product. We launched the first version of the ALOT homepage in Q4 2007 and followed this launch with the release of what we believe is a more streamlined and user friendly product in Q1 2008. Over the course of 2008 we have seen a steady and encouraging increase in the number of homepage page views. In June 2008, our homepages generated 65 million page views, a 13% increase on the 52.3 million page views generated in January of this year.

To build on this momentum we continued to work through the 2nd quarter on the development of a new fully customizable homepage product, which we released in beta in July. This product combines the speed and ease of use of the homepage we launched in January, but offers users a far greater degree of customization. Now, a user can add a variety of different widgets to their homepage, choosing from categories like entertainment, news, reference and games. Once users have their homepage customized according to their specific interests they can then save their settings for future use.

We believe that this new customizable product offers significant potential, not only because it should help increase stickiness and help us further build on the volume of page views we generate, but also because each of the widgets we offer to users has the potential of being monetized through 3rd party agreements, such as the Starpulse sponsored entertainment widget we announced in Q1 of this year.

Another success within MIVA Direct over the quarter has been the continued growth of our movie review and entertainment site Spill.com. In July 2008, Spill.com attracted 715,000 unique users, a 100% increase over the 358,000 unique users who visited the site in January 2008. Our entertaining animated movie reviews are now generating over a million streams a month and monthly page views are over 2.8 million.

Now moving onto our Media US and EU operations. Despite softness in the overall online ad market, our Media US operation performed to our expectations over the second quarter. Our US Media operation now offers four different targeting options to advertisers. Delivering this tiered approach to ad targeting has enabled us to open up our network to a far broader cross section of potential advertisers and has created a greater level of stability in our US operation.

Despite this stability in our US Media business, we continue to face challenges in our EU Media business and, as I mentioned earlier, we are continuing to explore further possible restructuring across the EU to help deliver cost savings. This could include further office closures and consolidation.

So our immediate focus is to explore further cost savings initiatives in the EU, while continuing to stabilize our US Media business and work on the launch of our new technology platform Development of this new platform is continuing in line with our original schedule, and we expect the migration of advertisers and publishers onto the new platform to begin in the US in Q4 of this year. I want to take a moment to talk about some of the benefits that we expect this new platform to deliver.

Following launch and migration we expect to see cost savings for our Media business, through increased operating efficiencies. Also, importantly, the new platform should enable us to offer our advertisers and publishers a significantly enhanced feature set. We only offer Pay-Per-Click ads through our existing platform, which restricts the amount of budget that we can capture from our advertisers and also limits the amount of real estate on publishers’ websites that we can effectively monetize. With the new platform we expect to be able to sell multiple different ad formats and believe that this could deliver significant incremental revenue to our Media operation.

Having the ability to offer multiple ad formats should also enable us to use our Media platform to serve ads across our portfolio of MIVA Direct destination sites such as Spill.com and Screensavers.com. These MIVA Direct properties currently attract around 40 million unique users a month, presenting a potentially exciting opportunity for cross-pollination across our different divisions.

We believe that the investment we are making in our new Media technology platform will position us at the forefront of the online ad market by providing a significantly enhanced user experience and product suite to our existing network of thousands of advertisers and publishers.

Finally, MIVA Corporate. We have continued to look at ways to realize savings within our corporate cost center over the quarter. As part of the restructuring program I have detailed on this call, we have reduced our corporate cost by approximately $1 million annually and will continue to look for additional savings. Coinciding with our current restructuring plan, our President and CMO, Seb Bishop has decided to resign his position with the company. I’m pleased to say that Seb will be retaining his seat on the MIVA board so we can continue to benefit from his significant industry expertise. I want to thank Seb for his contribution to the business and wish him every luck with his future endeavors.

So, in summary, it’s been an important quarter that we believe provides a stepping stone for returning the business to profitability in 2009. We are encouraged by the progress we have made with the EU restructuring, the ALOT roll-out, the expansion of destination sites like Spill.com and the continued development of our new technology platform. We anticipate getting back to revenue growth in MIVA Direct in Q3 2008 and will work towards the continued stabilization of our MIVA Media operation ahead of the expected launch of our new platform in the 4th quarter.

We look forward to updating you on these initiatives over the coming quarters. With that said, I will now turn the call over to Lowell, who will cover our financial results and outlook for the year, Lowell?

AFTER LOWELL

Thanks Lowell. So, in summary our immediate priorities for the business are to focus on the possible further restructuring of our EU Media operations; the continued development and Q4 launch of our new Media technology platform; and the continued roll-out of our ALOT brand and portfolio of destination sites. With that, I’ll now turn the call back to the operator for questions.

Lowell Robinson:

Thank you Peter:

As Peter mentioned, this has been an important 2Q in light of our restructuring initiatives which we expect to yield $4MM in annual cost savings. On June 17, 2008, we initiated a 15% headcount reduction across all businesses, which included closing our Italian operation.  As reported, Italy is being treated as a discontinued operation.  The restructuring is expected to save MIVA approximately $4.0 million annually half in the US and half in the EU and resulted in approximately $1.0 million in total restructuring charges, of which approximately $0.2 million was included in discontinued operations as it specifically related to closing the Italian operations.  Total head count end of June was 184.

We are continuing to evaluate our options for the EU Media business. However, we anticipate reducing our total company ongoing operational losses, of which a majority currently reside within our EU Media operations, through possible additional restructurings across our EU operations, which could include further office closures and consolidations. We also anticipate additional corporate cost reductions. With these restructurings and continued focus on our growth initiatives, we anticipate reaching profitability in 2009.

The Direct business was below our expectations in the 2nd quarter primarily due to higher than anticipated attrition of our legacy toolbar brand. This led to a decline in the overall toolbar user base from 6.5 million on March 31, 2008 to 6.3 million on June 30, 2008, and a decrease in our total average toolbar user base from 6.9 million in Q1 2008 to 6.2 million in Q2 2008. However the ALOT brand as of July 31st constituted over 50% of our toolbar revenue and monetizes at a higher rate with lower attrition. The monetization rate per 1000 live user for our ALOT toolbars (“RPMLU”) is 50 percent higher than our legacy toolbar. We believe that the toolbar business bottomed in Q2 and expect that it will show improved performance in the third quarter.

MIVA Media was below expectations primarily in the EU.  The Media US business has stabilized at approximately $12.0 million in revenue for the past three quarters.  The Media EU business has unfortunately continued to erode.  Revenue in the quarter was $7.9 million versus $8.4 million in Q1 2008.

MIVA’s consolidated revenues from continuing operations excluding Italy were $30.2 million in Q2 2008, compared to $32.7 million in Q1 2008.

EBITDA excluding restructuring charges of approximately $0.8 million was a loss of $4.4 million in Q2 2008, compared to an EBITDA loss of $3.7 million in Q1 2008, excluding restructuring charges of approximately $0.1 million.  In both Q1 and Q2 2008, we had above average legal expenses due primarily to patent litigation which was settled in late Q2 and corporate development activities.

Excluding Q2 2008 $0.7 million in non-cash compensation charges, $0.8 million in restructuring charges, and $0.2 million in litigation settlement fees, adjusted EBITDA loss was $(3.5) million.  In comparison, in Q1 2008 excluding $0.7 million in net non-cash compensation, and $0.1 million related to restructuring charges, adjusted EBITDA loss was ($3.0) million.

Cash and cash equivalents decreased from $22.6 million at end of Q1 2008 to $17.2 million at the end of Q1 2008.  The $5.4 million decrease was due to the timing of the payment of a portion of our Lane’s Gifts litigation settlement of $1.3 million, expenditures related to development of the new platform, restructuring charges, and the EBITDA loss.

Consolidated gross margins were 50.4% in Q2 2008, below the 52.0% in Q1 2008, adjusted for discontinued operations.  Direct’s gross margin before advertising spend was 95% in Q2 2008, comparable to Q1 2008. Both Media E.U. and Media U.S. gross margins remained consistent at approximately 27% and 28%, in Q2 2008, respectively.  This was comparable to the 28% and 28% gross margins for both Media E.U and U.S. in Q1 2008.  MIVA Direct, contributed 34.2% of total revenue in Q2 2008, compared to the 36.9% in Q1 2008.

We expect the mix of MIVA Direct revenue to increase as a percentage of the overall revenue for full year 2008, as we believe our Direct business bottomed out in Q2 due to the transformation from our legacy toolbar product to the ALOT toolbar.

MIVA Direct generated $10.3 million in revenue in Q2 2008, 15% below Q1 2008 revenue of $12.1 million. The total number of active toolbars decreased from 6.5 million to 6.3 million over the same period; however our ALOT brand toolbars grew from 2.1 million to 2.9 million. The decreased revenue in Q2 is a result of our legacy toolbar brand experiencing faster than anticipated attrition and the marketing issues we faced with our ALOT toolbar brand, as Peter highlighted.  These marketing issues now appear to be behind us so we expect the better metrics from the ALOT toolbar to produce higher quality revenue in the future and a return to historical growth trends.

MIVA Direct’s gross margin was approximately 95% in Q2 2008 which is comparable to Q1 2008 of 94%. MIVA Direct’s gross margin excludes advertising spend of $7.2 million in Q2 2008 and $7.6 million in Q1 2008, which is included in consolidated operating expenses within the marketing, sales and service line. Including the advertising spend, MIVA Direct’s gross margin was 25.1% in Q2 2008, compared to 30.9% in Q1 2008.  We anticipate this being above 30% in Q3 2008.

In our total MIVA Media third-party ad network, we recorded 410 million total paid clicks in Q2 2008, down from 457 million in Q1 2008 and up from 299 million in Q2 2007. The decrease in paid clicks this quarter was due to us removing some poorly performing affiliates from our network.

Q2 2008 revenue for our MIVA Media third-party ad network was $19.9 million, compared to $20.6 million in Q1 2008. The approximate $0.7 million decline in total Media revenue was due primarily to Media E.U. which was anticipated.

In our Media U.S. business, revenue was down approximately $0.2 million sequentially from Q1 2008 to $12.0 million.  The lower revenue was attributable to some softness in our network business in the first half of Q2 2008.  Media U.S. gross margins were 28% in Q2 2008 and Q1 2008.   As I mentioned earlier Media US revenues have stabilized at the $12.0 million level.  We expect revenue to increase in 2009 with the introduction of the new platform, which is planned for Q4 2008.

In our Media E.U. business, revenue of $7.9 million in Q2 2008 was down $0.5 million sequentially from Q1 2008 of $8.4 million.  Media E.U. gross margins were 27% in Q2 2008 and 28% in both Q2 2008. .  Q1 2008 to Q2 2008 traffic acquisition costs remain stabilized at 64% as a percentage of revenue.

Total operating expenses were $21.5 million in Q2 2008, compared to $22.1 million in Q1 2008.  The $0.6 million decrease is a function of lower employee cost, rent and Perot charges partially offset by higher legal and consulting expenses.

As of June 30, 2008, the Company had an active base of 184 full time employees, below the 213 in March 31, 2008, and 230 at December 31, 2007.

As mentioned previously adjusted EBITDA was $(3.5) million in Q2 2008.  Adjusted EBITDA loss in Q2 2008 excludes $0.7 million in non-cash compensation charges, $0.2 million in litigation settlement fees, and $0.8 million in restructuring charges.  Q1 2008 adjusted for $0.7 million in net non-cash compensation expense, and $0.1 million Q1 2008 restructuring charges was and EBITDA loss of $3.0 million.

As you recall, we update annual guidance on a quarterly basis.

The Company is currently forecasting 2008 revenue of $125-$130 million, and EBITDA loss ex-restructuring charges of $(8.0 — 12.0) million. This does not take into account the cost savings from the possible additional restructurings across our EU operations I discussed earlier, which could include further office closures and consolidations. We also anticipate additional corporate cost reductions. For our US Media and Direct businesses we expect revenue to be stronger in the second half of 2008 compared to the first half of 2008 due to the rollout of the new technology platform and strength from our ALOT branded toolbars and homepages.

The growth of the ALOT toolbar with its higher monetization; revenue from the new technology platform; and lower corporate expenses is expected to lead to improved revenue and earnings performance in 2009.

I will now turn the call back to Peter for some concluding remarks.

Sloan

This conference call contained certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words or expressions such as “plan,” “will,” “intend,” “anticipate,” “believe” or “expect,” or variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Key risks are described in MIVA’s reports filed with the U.S. Securities and Exchange Commission, including the Form 10-Q for first quarter 2008. In addition, past performance cannot be relied upon as a guide to future performance.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

•                  the risk that we are dependent on our ability to establish and maintain relationships with advertisers and advertising agencies;

•                  the risk that we have made significant investments in new initiatives that may not meet our expectations in terms of the viability, success or profitability of such initiatives;

•                  the risk that we will not be able to continue to enter into new online marketing relationships to drive qualified traffic to our advertisers;

•                  the risk that our average revenue per click has been decreasing over the past few years, which could materially adversely affect our revenues and results of operations;

That concludes our call today; thank you for listening.